Exhibit 10.22

TRANSITION AGREEMENT
This Transition Agreement (“Agreement”), dated as of January 13, 2020 (“Effective Date”), is made and entered into by William Chaney, a resident of the State of Texas (“Executive”), and RealPage, Inc., a Delaware corporation (“Company”).
RECITALS
A.Executive entered into an Employment Agreement with Company effective March 1, 2015 (“Employment Agreement”). 1
B.Executive currently serves as Executive Vice President and President, Emerging Markets & Shared Services of Company.
C.Executive and Company have agreed that Executive will transition out of Company and resign his position as Executive Vice President and President, Emerging Markets & Shared Services and from any position he holds with any subsidiaries or other affiliates of Company.
D.In order to assist with the transition of Executive's duties and responsibilities as part of a mutually agreed separation, Company and Executive have agreed that Executive will resign his position as Executive Vice President and President, Emerging Markets & Shared Services and from any position he holds with any subsidiaries or other affiliates of Company, effective as of January 13, 2020 (the “Employment Resignation Date”), and thereafter Executive will provide consulting services to Company as reasonably requested pursuant to the terms and conditions of this Agreement through April 2, 2020 (as may be accelerated pursuant to Paragraph 2(d) or extended pursuant to Paragraph 2(e), the “Termination Date”).
E.From and after the Termination Date, Company and Executive will have no further obligations to each other, except as specifically provided herein or in the Employment Agreement.
NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, Company and Executive agree as follows:
1.Separation of Employment. Company and Executive agree to the termination of Executive’s employment with the Company as set forth herein.
(a)    Executive and Company agree that as of the Employment Resignation Date, Executive will cease to perform services for Company in the capacity as an employee and as Executive Vice President and President, Emerging Markets & Shared Services and from any position he holds with any subsidiaries or other affiliates of Company, and Executive’s employment with the Company shall be terminated. Executive’s Employment Resignation Date is the date of Executive’s “separation from service” for purposes of Section 409A.
(b)    Notwithstanding Executive’s resignation and the mutually agreed Employment Resignation Date, Section 9(a) of the Employment Agreement shall apply to any payments owed by Company to Executive. 2
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1 Unless otherwise defined in this Agreement, capitalized terms have the meanings set forth in the Employment Agreement.
2 As stated in the Employment Agreement, the amounts set forth in Section 9(a)(i)-(ii) of the Employment Agreement shall be payable if and only if Executive shall have executed on or before the 50th day following the Date of Termination, and not subsequently revoked, a mutual release and covenant agreement substantially in the form set forth as Exhibit A of the Employment Agreement (the “Release Agreement”). The proposed Release Agreement will be timely provided to Executive before, on, or after the Employment Resignation Date.

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(c)    Company will reimburse Executive for any outstanding business expenses in accordance with Company’s expense reimbursement policy and nothing contained herein shall be deemed to affect Executive’s right to vested benefits (if any) under Company’s 401(k) plan or with respect to health benefit continuation in accordance with the federal law known as COBRA.
2.    Consulting Services.
(a)    The provisions of this Paragraph 2, together with the other provisions of this Agreement relating to the performance of the Consulting Services (as defined below) and the consideration therefor (including the relevant portions of Paragraph 3(b)), shall be binding and effective during the period beginning on the Employment Resignation Date and ending on the Termination Date (the "Consulting Period").
(b)    During the Consulting Period, Executive shall perform such services as are reasonably requested by Company pursuant to this Agreement, which services shall not exceed 8 hours per week. The services may include transition of Executive's responsibilities, assistance with any matters that relate to areas of responsibility that Executive held on behalf of Company prior to the Employment Resignation Date, and attention to such other projects as are from time to time designated by Company’s Chief Executive Officer (the "Consulting Services"). During the Consulting Period, the Consulting Services will be performed by Executive under the oversight and supervision of Company's Chief Executive Officer. Executive will conduct himself in a professional and ethical manner at all times during the Consulting Period and will take no action that might cause injury to the business or goodwill of Company or any of its affiliates.
(c)    All Consulting Services shall be performed in accordance with such guidelines and instructions, consistent with the terms of this Agreement, as may be provided from time to time by or on behalf of Company's Chief Executive Officer. The Consulting Services shall be performed at the Company or Executive's home or at such other locations as the Chief Executive Officer of Company and Executive may mutually agree. During the Consulting Period, Company shall permit Executive to continue the use of the Company email account and address that was assigned to Executive during Executive’s employment; provided, however, that emails sent, forwarded or replied to by Executive from the Company email account after the Employment Resignation Date shall include a statement approved by Company (including as to font and location) that indicates that Executive is a consultant of Company.
(d)    If Company reasonably determines that Executive has willfully and materially breached this Agreement by refusing to perform the Consulting Services, or has materially breached any of the continuing obligations described in Paragraphs 7 or 8, Company may require that Executive cease providing Consulting Services hereunder until such breach has been cured or until further notice from the Company, or may accelerate the Termination Date hereunder, by written notice to Executive. In performing Consulting Services pursuant to this Agreement, Executive will have no authority to assume or create any obligation or liability in the name of or on behalf of Company or subject Company to any obligation or liability, unless expressly requested by Company in writing.
(e)    On or prior to March 31, 2020, Company, in its sole and absolute discretion, may elect to extend the Termination Date to July 2, 2020, by providing Executive written notice of such extension.
(f)    It is the intent and purpose of this Agreement to create a legal relationship of independent contractor, and not employment, between Executive and Company during the Consulting Period. Following the Employment Resignation Date, except as otherwise required by law, Executive will not be treated as an employee of Company for purposes of the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, income tax withholding at source, or workers compensation laws, and will not be eligible for any employee benefits whatsoever, other than those set forth herein. Executive shall be responsible for the payment of self-employment taxes (including without limitation Medicare taxes, Social Security taxes and unemployment taxes related thereto) and federal income taxes due on the payments made pursuant to Paragraph 3 of this Agreement.

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3.    Consideration for Consulting Services.
(a)    In consideration of Executive's agreement to serve as a consultant and provide Consulting Services under the terms of this Agreement, and so long as Company does not accelerate the Termination Date prior to April 1, 2020 pursuant to Paragraph 2(d) of this Agreement, Company agrees that Executive's equity awards under the Stock Plans which are outstanding as of the Employment Resignation Date and due to vest on April 1, 2020 will vest on April 1, 2020 in accordance with Paragraph 6 and Schedule A. If and only if Company elects to extend the Termination Date to July 2, 2020 in accordance with Paragraph 2(e), then Company agrees that Executive’s equity awards under the Stock Plans which are outstanding as of the Employment Resignation Date and due to vest on July 1, 2020 will vest on July 1, 2020 in accordance with Paragraph 6 and Schedule A.
(b)    During the Consulting Period, except as expressly provided herein, Executive shall not be eligible to participate or be covered by any employee benefit plan, program or arrangement of Company or any of its affiliates (collectively, the "Benefit Plans"), including, but not limited to, group health insurance, disability insurance, and life insurance. Executive also will not participate in Company's vacation or paid time off programs during the Consulting Period. Notwithstanding the foregoing, after the Employment Resignation Date, Executive shall continue to have such rights in respect of vested benefits under Benefit Plans as are provided for in accordance with the terms and conditions of such Benefit Plans.
4.    Exclusivity of Consideration. Except as provided in (a) as applicable, the Stock Plan (as defined below in Paragraph 6), the Option Agreement(s) (as defined below in Paragraph 6), or the Restricted Stock Agreement(s) (as defined below in Paragraph 6), and (b) Paragraphs 1, 2, 3, 6 and 9 of this Agreement, neither Company nor any of the other Released Parties (as defined below in Paragraph 4) shall have any further obligation to provide Executive with compensation, bonuses, expenses, or benefits under any plan, policy, agreement or arrangement of Company by reason of Executive’s termination of employment or in consideration of this Agreement.
5.    Release. Executive agrees, upon and as a condition to the vesting of equity awards as described in Paragraph 6, to execute a final release of claims on behalf of Executive and his spouse, heirs, descendants, administrators, representatives and assigns, by which each of them releases, waives, forever discharges and covenants not to sue Company, its past, present and future parents, subsidiaries, divisions and affiliates ("Affiliates"), and each of its and their respective predecessors, successors and assigns, and each of their respective past, present and future employees, officers, directors, agents, insurers, members, partners, joint venturers, employee welfare benefit plans, employee pension benefit plans and deferred compensation plans, and their trustees, administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them (the "Released Parties") from all claims against the Released Parties, pursuant to release agreement substantially in the form of the Release Agreement attached as Exhibit A to the Employment Agreement, except that consideration for such release will be the compensation as described herein.
6.    Equity Rights.    Executive has outstanding equity awards under Company’s 2010 Equity Incentive Plan, as amended, or Company’s 1998 Stock Incentive Plan, as amended (each, a “Stock Plan”). A list of awards made to Executive is attached to this Agreement as Schedule A. Executive's status as a "Service Provider" pursuant to the Stock Plans will continue uninterrupted from the Employment Resignation Date through the end of the Consulting Period and, as a result, Executive's equity awards under the Stock Plans which are outstanding as of the Employment Resignation Date and due to vest on April 1, 2020, will vest on April 1, 2020, in accordance with the terms of the applicable restricted stock and stock option agreements as more fully set forth in Schedule A of this Agreement. Executive specifically acknowledges and agrees that, subject to the terms and conditions of each applicable Stock Option Award Agreement or Restricted Stock Award Agreement between Executive and Company governing the equity awards previously granted to Executive under the Stock Plan(s) as forth on Schedule A, which is attached and incorporated herein by reference, (a) Executive may exercise Executive’s vested and exercisable options as designated on Schedule A in accordance with the terms and conditions of the respective Stock Option Award Agreements; and (b) any options underlying the Stock Option Award Agreements and any restricted shares underlying the Restricted Stock Award Agreements that are unvested as of the Termination Date shall be terminated and forfeited in accordance with the terms and conditions of the Stock Plan and the applicable Stock Option Award Agreements and Restricted Stock Award Agreements. Executive’s options and restricted shares outstanding as of the close of business on the Termination Date (as set forth in Schedule A) shall be governed by the terms and conditions of the applicable Stock Plan and the applicable Stock Option Award Agreements and Restricted Stock Award Agreements; and Executive

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acknowledges and agrees that, except as specifically set forth in Schedule A, Executive does not own, and has no other contractual right to receive or acquire, any security, derivative security, stock option or other form of equity in Company or any other Released Party.
7.    Confidentiality and Intellectual Property Matters.
(a)    Definition. For purposes of this Agreement, “Confidential Information” includes, in whatever form or format, all non-public information, including without limitation, trade secrets, disclosed to or known to Executive as a direct or indirect consequence of or through Executive’s employment with Company, about Company, its parents or subsidiaries, its technology, finances, business methods, plans, operations, services, products and processes (whether existing or contemplated), or any of its directors, employees, clients, prospective clients, agents or suppliers, including all information relating to software programs, source codes or object codes; computer systems; computer systems analyses, testing results; flow charts and designs; product specifications and documentation; user documentation; sales plans; sales records; sales literature; customer lists, prospect list and files; research and development projects or plans; marketing and merchandising plans and strategies; pricing strategies; price lists; sales or licensing terms and conditions; consulting sources; supply and service sources; procedure or policy manuals; legal matters; financial statements; financing methods; financial projections; and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions. Company Confidential Information shall not include information that is in Executive’s possession legally and without restriction as of the Effective Date of this Agreement.
(b)    Ownership of Confidential Information & Work Product. All Confidential Information shall remain the exclusive property of Company. All work product, regardless of whether copyrightable or patentable and regardless of whether tangible or intangible, developed for Company by Executive (collectively, the "Work Product") in the course of performing any Consulting Services pursuant to this Agreement, shall be deemed to be the sole and exclusive property of Company, regardless of whether such Work Product is considered a "work made for hire" or an employment to invent. Work Product shall include all background notes, research, source code, and other information, whether or not submitted to Company as part of any final report or finished product. All Work Product shall be considered confidential, trade secret property of Company and shall not be copied (except in the course of performing Consulting Services hereunder), removed from Company's premises, or disclosed to third parties by Executive without Company's prior written approval. Executive agrees that Company shall own all copyright, patent rights and trade secret rights with respect to any Work Product discovered, created or developed under this Agreement without regard to the origin of the Work Product. If and to the extent that Executive may, under applicable law, be entitled to claim any ownership interest or moral rights in the Work Product, Executive hereby sells, transfers, grants, conveys, assigns, and relinquishes exclusively to Company any and all right, title, and interest it now has or may hereafter acquire in and to the Work Product under patent, copyright, trade secret, trademark or other intellectual property law in perpetuity or for the longest period otherwise permitted by law. Upon request of Company, Executive shall, without any additional charge, promptly execute, acknowledge and deliver to Company all instruments (including, without limitation, any assignment of proprietary right, assignment of contract right, assignment of choses in action, bill of sale, assignment of copyright, assignment of copyright registration, or assignment of renewal of copyright registration) that Company deems necessary or desirable to enable Company to establish ownership or to file and prosecute applications for, and to acquire, maintain and enforce, all trademarks, service marks, registrations, copyrights, licenses and patents covering the Work Product. On the Termination Date, Company shall be placed in possession of all Work Product and Confidential Information, and Executive shall not maintain any copies unless (i) Executive has requested in writing permission to retain in Executive’s work papers certain specifically identified Confidential Information and Company has approved such request in writing, or (ii) Executive is required by law to retain Confidential Information and then only to the extent and for the time so required by law.
(c)    Obligation to Company. Except as permitted or directed by Company, Executive shall not divulge, furnish or make accessible to anyone or use directly or indirectly to the detriment of Company in any way any Confidential Information of Company that Executive has acquired or become acquainted with during the term of Executive’s employment by Company or any time thereafter, whether developed by Executive or by others, whether or not patented or patentable, directly or indirectly useful in any aspect of the business of Company. Executive acknowledges that the Confidential Information above‑described is knowledge or information that constitutes a unique and valuable asset of Company and represents a substantial investment of time and expense by Company, and that any disclosure or other use of such Confidential Information contrary to the provisions of this Paragraph 7 would be wrongful and would cause irreparable

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harm to Company, and Company shall be entitled to immediate injunctive relief restraining Executive from the breach or threatened breach, in addition to any other remedies available to it in law or in equity. The foregoing obligations of confidentiality shall not apply to any Confidential Information which is lawfully published in any manner, which is currently or subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by Executive. Executive’s obligations pursuant to this Paragraph 7 are on-going and shall survive the termination or expiration of this Agreement or the Consulting Period.
(d)    Obligations to Third Parties. Company respects the right of every employer to protect its confidential and proprietary information. Company specifically wishes to prevent Executive from disclosing to Company at any time after Executive’s Termination Date any confidential or proprietary information belonging to any other employer. Executive represents to Company that Executive will not use or otherwise exploit any confidential or proprietary information of Company’s clients, vendors or other third parties to whom Company owes an obligation of confidentiality after the Termination Date.
8.    Continuing Obligations Contained in Other Documents and Return of Company Property.
(a)    Continuing Obligations. Executive hereby represents, warrants and agrees that Executive has complied with, and at all times hereafter will comply with, Executive’s obligations under any agreements and documents that Executive executed for Company’s benefit at the commencement of or during the Executive’s employment (including, without limitation, the Employment Agreement, and any confidentiality, non-compete, non-disclosure, or proprietary information agreements) and the agreements and plans referenced in Paragraph 6 of this Agreement.
(b)    Return of Company Property. In addition, Executive shall return to Company all Company property, including without limitation, all Confidential Information, in Executive’s possession, custody or control on or before the Executive’s Employment Resignation Date. Company will issue any property necessary for Executive to perform the Consulting Services.
9.    Cooperation Covenant. Executive agrees to cooperate fully, truthfully and in good faith upon the reasonable request of Company, in assisting Company with (a) investigating, prosecuting or defending any claim that arises out of or relates in any manner to Executive’s employment with Company; (b) responding to or preparing for any government audit, investigation or inquiry that arises out of or relates in any manner to Executive’s employment with Company; and (c) assisting in the preparation or audit of Company’s financial statements for any period of time when Executive was employed by Company. Executive understands that such full, truthful and good faith cooperation includes being physically present and available to work with Company and its attorneys and auditors to investigate and prepare for claims and to testify truthfully. Company will reimburse Executive for any reasonable out‑of‑pocket expenses that Executive may incur in connection with such cooperation and, after the Termination Date, Company will compensate Executive at a per diem rate of $2,000 per day for such services.
10.    Indemnification. Nothing in this Agreement shall affect or alter Company’s duty to indemnify Executive pursuant to Section 14 of Executive’s Employment Agreement.
11.    Waiver of Breach. A waiver by Executive or Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.
12.    Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), to the party at the party’s address set forth below or at such other address as the party may have previously specified by like notice, or by Company e-mail as prescribed in the Employment Agreement.  If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with this Paragraph.
(a)    If to Company, to:

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Attn: Chief People Officer
RealPage, Inc.
2201 Lakeside Boulevard
Richardson, TX 75082

With a copy to:

Attn: Chief Legal Officer
RealPage, Inc.
2201 Lakeside Boulevard
Richardson, TX 75082
(b)    If to Executive, to the address of Executive on the signature page to this Agreement.

13.    Applicable Law, Venue, Jurisdiction, and Arbitration. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Texas (without regard to the principles of conflicts of law). This Agreement has been entered into in Dallas County, Texas and it shall be performable for all purposes in Dallas County, Texas. Any action or proceeding concerning, related to, regarding, or commenced in connection with the Agreement must be brought in accordance with the arbitration procedure described in Section 22 of the Employment Agreement.
14.    Successors. Because the obligations of this Agreement are personal in nature to Executive, Executive is not entitled to assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon Executive’s heirs, spouse, descendants, administrators and executors. Company may assign the rights hereunder to an entity controlled, directly or indirectly, by Company or to a purchaser of Company’s business as then operated by Company (or a successor of Company). The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of Company. In the event that Company’s business is sold, reorganized or otherwise transferred (in whole or in part) to another business or entity, it is intended that the limitations of Paragraphs 7 - 13 shall continue in effect with respect to any portion of Company’s business that is retained by Company as well as any portion that is so transferred and, to that end, the term “Company” in this Agreement shall include any successor to all or any portion of Company’s business (as applicable).
15.    Section 409A. This Agreement shall be interpreted so that the payments and benefits provided for under this Agreement shall either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) so that Executive is not subject to any taxes, penalties or interest under Section 409A. Executive represents and warrants that the release provided for in this Agreement includes any Claims against the Released Parties for any taxes, penalties or interest that may be imposed on Executive pursuant to Section 409A as a result of the payments and benefits provided for under this Agreement. Company and Executive agree that Executive’s Employment Resignation Date will be the date of Executive’s “separation from service” for purposes of Section 409A.
16.    Construction of Agreement. The language of this Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.
17.    Severability; Enforceability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void by the final determination of an arbitrator or court of competent jurisdiction, and all appeals therefrom shall have failed or the time for such appeals shall have expired, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only, and shall be enforced in that jurisdiction as so limited to the maximum extent permitted by the law of that jurisdiction.
18.    Entire Agreement. This Agreement, along with (to the extent applicable) the Stock Plans, the Stock Option Agreements, the Restricted Stock Agreements, the Employment Agreement, and the agreements referenced in Paragraph 8 above (each of which is hereby ratified and confirmed), sets forth the entire agreement between the parties with respect

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to the termination of Executive’s employment with Company and Company’s obligations to Executive prior to such time, as well as following the termination of said employment; and, except as otherwise provided herein, supersedes all prior plans, policies, agreements and arrangements between the parties, oral or written, or which have covered Executive during Executive’s period of employment with Company.
19.    Amendment to Agreement. Any amendment to this Agreement must be in a writing signed by duly authorized representatives of the parties hereto and stating the intent of the parties to amend this Agreement.
20.    Assumption of Risk. The parties hereto fully understand that if any fact with respect to any matter covered by this Agreement is found hereafter to be other than, or different from, the facts now believed to be true, they expressly accept and assume the risk of such possible difference in fact and agree that the release provisions hereof shall be and remain effective notwithstanding any such difference in fact.
21.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.
COMPANY:
RealPage, Inc.
By:     /s/ Kurt Twining
Kurt Twining
Chief People Officer

Date:    01/13/2020

EXECUTIVE:

Signed:     /s/ William Chaney
Name:    William Chaney

Date:     01/13/2020

Address:    1901 Deepdale Drive
Ft. Worth, TX 76107

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SCHEDULE A
TO TRANSITION AGREEMENT
FOR
WILLIAM CHANEY
(AS OF 1/10/2020)

Grant Name	Grant Price	Granted	Vested	Unvested	Exercisable	Outstanding	Restricted Shares Scheduled to Vest on 04/01/2020	Restricted Shares Scheduled to Vest on 07/01/2020
08/07/2012 NQ Option D&D $24.64	$24.64	40,000	40,000	0	40,000	40,000
02/25/2013 NQ Option D&D $21.60	$21.60	14,712	14,712	0	14,712	14,712
11/12/2013 NQ Option D&D $25.70	$25.70	30,000	30,000	0	30,000	30,000
02 27 2014 NQ Option D&D $17.75	$17.75	15,000	15,000	0	6,250	6,250
03/03/2015 NQ Option CIC-D&D $19.76	$19.76	64,585	64,585	0	8,439	8,439
05/08/2015 NQ Option $19.84 (CIC-D&D)	$19.84	15,000	15,000	0	12,500	12,500
03/02/2017 RS CIC-D&D		29,565	27,093	2,472	0	2,472	2,472
03/02/2018 RS CIC D&D		18,475	10,773	7,702	0	7,702	1,539	1,539
03/02/2018 RS (Market Based) CIC-D&D		36,952	9,236	27,716	0	27,716
02/28/2019 (RS) CIC D&D		16,187	4,044	12,143	0	12,143	1,348	1,348
02/28/2019 RS (Market Based) CIC-D&D		32,374	0	32,374	0	32,374

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